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                                                                     EXHIBIT 8.1



                              May 14, 1999



Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, Colorado  80302
Attention: President

Royal Precision, Inc.
15170 North Hayden Road
Scottsdale, Arizona 89260

Re: Agreement and Plan of Merger by and among Coyote Sports, Inc., Royal Precision, Inc. and RP Acquisition Corp.

Gentlemen:

We have acted as counsel to Royal Precision, Inc., a Delaware corporation ("RP"), in connection with the proposed merger (the "Merger") of RP Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Coyote Sports, Inc. ("Coyote") with and into RP pursuant to the terms of the Agreement and Plan of Merger dated as of February 2, 1999, as amended and
restated  (the "Merger Agreement") by and among Coyote, RP and Merger Sub.   The
opinions expressed herein are being rendered at the request of RP for the benefit of RP, Coyote and the stockholders of RP in connection with consummation of the transactions contemplated by and set forth in the Merger Agreement, as more fully described in the Proxy Statement/Prospectus (the "Prospectus") filed
in connection with the Merger.   All capitalized terms, unless otherwise
specified, have the meaning assigned to them in the Merger Agreement.    The CSI
Preferred Stock, as defined in the Merger Agreement, is herein referred to as the series C preferred stock.

In connection with these opinions, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Prospectus, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original
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Royal Precision, Inc.
Coyote Sports, Inc.
May 14, 1999
Page 2

documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

In rendering the opinions set forth below, we have relied upon the representations and warranties of each of the parties as set forth in the Merger Agreement and representations made by the management of RP and the management of Coyote.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a reorganization under Section 368 of the Code, and Coyote, RP and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. As a reorganization, the Merger will have the following federal income tax consequences for Coyote, RP and the stockholders of RP:

     1. A RP stockholder will not recognize any income, gain or loss as a result of the receipt of series C preferred stock in exchange for RP common stock pursuant to the Merger, except with respect to the cash received in lieu of a fractional share of series C preferred stock.

     2. The aggregate tax basis to a RP stockholder of the series C preferred stock received in exchange for RP common stock pursuant to the Merger will equal such RP stockholder's tax basis in the RP common stock surrendered in exchange therefor reduced by the portion of such basis allocable to cash received in lieu of a fractional share of series C preferred stock.

     3. The holding period of a RP stockholder for the series C preferred stock received pursuant to the Merger will include the holding period of the RP common stock surrendered in exchange therefor, provided that such RP common stock was held as a capital asset at the Effective Date.

     4. Neither RP, Coyote nor Merger Sub will recognize gain or loss as a result of the Merger and the issuance of the Series C Preferred Stock to the RP stockholders pursuant to the Merger.

     5. A RP stockholder who receives cash in lieu of a fractional share interest in series C preferred stock pursuant to the Merger will be treated as having received such cash in exchange for such fractional share interest and, provided that such fractional share is held as a capital asset at the Effective Date, generally will recognize capital gain or loss
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Royal Precision, Inc.
Coyote Sports, Inc.
May 14, 1999
Page 3

on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the RP common stock allocable to such fractional share.

     6. In addition to the above consequences of the Merger, a holder of series C preferred stock will not recognize gain or loss upon the conversion of series C preferred stock into Coyote common stock pursuant to the terms of the series C preferred stock other than with respect to any Coyote common stock that may be received attributable to accrued but unpaid dividends on the series C preferred stock, which will be taxable as such. The aggregate tax basis and holding period of the Coyote common stock received by a former RP stockholder who converts the series C preferred stock into Coyote common stock will be the same as the respective aggregate tax basis and holding period of the series C preferred stock surrendered in any such conversion transaction, provided that such shares of series C preferred stock converted were held as capital assets on the date of conversion, except that with respect to any Coyote common stock received attributable to accrued but unpaid dividends on the series C preferred stock, the basis of such stock will be its fair market value and the holding period of such stock will begin on the day following the conversion.

Except as set forth above, we express no opinion as to the consequences to any party of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

The opinions expressed herein are being furnished in connection with the Merger and solely for the benefit of Coyote, RP and the RP stockholders in connection with the Merger and is intended to be used as an exhibit to the Prospectus and filings with various state securities authorities in connection with the Merger, and all such persons and entities may rely upon such opinions as if addressed to and delivered to them on the date hereof. Except for such use, neither this opinion nor copies hereof may be relied upon by, delivered to any person or entity, or quoted in whole or in part without the prior written consent of the undersigned.

We consent to the reference to our name in the Prospectus and to the use of this opinion as an exhibit to the Prospectus. In giving these consents, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,

                                          Fabian & Clendenin